Exhibit 99.1

Loyalty Ventures Inc. Reports Second Quarter 2022 Results

●	Consistent Performance by AIR MILES in Line with Expectations; Miles Issued Up 8%
●	BrandLoyalty’s Financial Results Constrained by Higher Costs & Macroeconomic Headwinds, Contributing to Impairment Charge
●	Initiatives Underway at AIR MILES and BrandLoyalty to Strengthen Market Leadership Positions and Drive Long Term Growth

Summary of Financial Results

(in millions, except per share data)

Second Quarter 2022
Revenue	$171.8
Net Loss*	$(441.9)
Diluted Loss Per Share*	$(17.95)
Adjusted EBITDA**	$27.4

*Net Loss and Diluted EPS include approximately $428 million or $(17.32) per share of restructuring and other charges, strategic transaction costs and goodwill impairment

**See “Reconciliation of Non-GAAP Financial Measures” and “Financial Measures” below for a discussion of non-GAAP financial measures.

DALLAS, Texas, August 11, 2022 – Loyalty Ventures Inc. (Nasdaq: LYLT), a leading provider of tech-enabled, data-driven consumer loyalty solutions today announced financial results for the second quarter ended June 30, 2022.

Commenting on the results, Charles Horn, Chief Executive Officer said, “The consistent performance of AIR MILES enabled us to report sequential improvement in our adjusted EBITDA in the second quarter, despite continued challenges at BrandLoyalty. AIR MILES posted an 8% increase in miles issued, driven mostly by the credit card and fuel verticals. BrandLoyalty revenues increased year-on-year and sequentially, but higher costs related to supply chain disruptions and shifts in consumer behaviors, particularly in Europe as the Russian invasion of Ukraine continues, led to adjusted EBITDA margin pressure and the impairment of its goodwill.

Beginning with the renewal announced last quarter, we continue to work with AIR MILES’ sponsors and see strong indications of the value inherent in the program. As we reported in early June 2022, Sobeys provided notice of its intent to exit the AIR MILES Reward Program on a region-by-region basis between mid-August and the first quarter of 2023. While the news is disappointing, AIR MILES now can expand issuance into adjacent verticals, including mass merchants, convenience stores, dollar stores and other retailers that were previously precluded by the terms of the Sobeys’ contract. In addition, AIR MILES recently partnered with a key sponsor, Bank of Montreal, to launch a new benefit for BMO AIR MILES credit cardholders, enabling them to earn extra Miles on all grocery purchases, regardless of retailer. Initiatives like this illustrate the power of the network effect of the AIR MILES coalition and the rationale behind our investment strategy. As we drive collector engagement and shopping patterns across multiple sponsors, we increase the volume and value of our data. This provides stronger marketing execution and ROIs for our partners.

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August 11, 2022

“At BrandLoyalty, the team continues to navigate a challenging landscape for retailers and consumers. In response, BrandLoyalty has moved forward with more regional sourcing, secured container capacity at fixed prices and piloted digitally native campaigns. BrandLoyalty has also adapted its mix of reward merchandise to focus on essential categories that are especially appealing to consumers facing uncertain times. These changes are designed to ensure consistent service to clients and consumers, while also making the business more responsive to dynamic market conditions.”

Second Quarter 2022 Consolidated Financial Results

Total revenue for the second quarter was $172 million, up 14% from the second quarter of 2021 and adjusted EBITDA of $27 million was down 15% year over year. Net loss was $(442) million, or $(17.95) per diluted share. Net loss and diluted EPS include approximately $(428) million or $(17.32) per share of restructuring and other charges, strategic transaction costs and goodwill impairment.

Our available liquidity at June 30, 2022 was $224 million, and we were in compliance with our loan covenants. In response to the uncertain economic outlook globally, we recently adjusted our covenant thresholds to provide more flexibility and certainty over the near and medium term as we continue to execute on strategic initiatives to advance the business.

Second Quarter Segment Financial Results

AIR MILES Reward Program: Revenue decreased 7% to $67 million, compared to $72 million in the second quarter of 2021, primarily due to the increased Collector value proposition implemented in late 2021, but also as a result of the impact of the decline in AIR MILES reward miles issued during the pandemic in 2020 and 2021. Adjusted EBITDA decreased 14% to $32 million, excluding $4 million in restructuring and other costs, compared to the second quarter of 2021, due to the decline in revenue noted above.

AIR MILES reward miles issuance increased 8%. AIR MILES reward miles redeemed increased 54% compared to the second quarter of 2021, due to the continued demand for travel as COVID-related restrictions abated.

BrandLoyalty: Revenue increased 33% to $105 million from $79 million in the second quarter of 2021, primarily resulting from the timing and size of loyalty campaigns in market. Adjusted EBITDA of ($450,000), excluding $423 million in goodwill impairment and strategic transaction costs, was slightly improved from the prior year, but below expectations due to higher logistics costs, program performance and economic uncertainty in key regions.

Summary & Outlook

“Second quarter results were mixed, reflecting the resilient performance of AIR MILES, and a volatile economic environment characterized by geopolitical tension, higher energy prices, surging inflation and declining consumer confidence that impacted BrandLoyalty’s financial results. During this transition year for Loyalty Ventures, we remain committed to strategies intended to accelerate our long-term growth in ways that will benefit our consumers, partners and clients. Our digital-first investment strategy is progressing at both segments and is expected to deliver greater consumer engagement, stronger data assets and more personalization in marketing execution on behalf of our clients.

“As we enter the second half of the year, we now anticipate that our adjusted EBITDA for 2022 will be approximately $110 million, which represents AIR MILES’ contribution, as BrandLoyalty’s contribution is expected to offset corporate expenses. These projections reflect the economic realities in our BrandLoyalty markets, the mid-August transition of Sobeys’ Atlantic region, and the strategic investments underway. These projected

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financial results, along with the add-backs used to calculate Consolidated EBITDA as defined in our credit agreement, should enable us to maintain compliance with our revised loan covenants.

“We remain committed to the capital allocation priorities that we outlined earlier this year, which are designed to deliver stronger marketing ROI’s and topline growth for our sponsors and clients and, in turn, drive long-term growth at both AIR MILES and BrandLoyalty,” Mr. Horn concluded.

Second Quarter 2022 Conference Call and Webcast Information

Loyalty Ventures Inc. will hold a conference call to discuss its results and business outlook at 4 p.m. CT on Thursday, August 11, 2022. The live webcast of the conference call can be accessed here. The webcast replay will be available on the Company’s investor relations website for up to one year.

About Loyalty Ventures Inc.

Loyalty Ventures Inc. (Nasdaq: LYLT), an S&P SmallCap 600 company, is a leading provider of tech-enabled, data-driven consumer loyalty solutions. We help partners achieve their strategic and financial objectives including increased consumer basket size, shopper traffic, frequency, digital reach and enhanced program reporting and analytics.

We help financial services providers, retailers and other consumer-facing businesses create and increase customer loyalty across multiple touch points from traditional to digital to mobile and emerging technologies. We own and operate the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of purpose-driven, tailor-made, campaign-based loyalty solutions for grocers and other high-frequency retailers.

At our AIR MILES Reward Program, AIR MILES Collectors earn AIR MILES at more than 300 leading Canadian, global and online brands and at thousands of retail and service locations across the country. This activity powers an unmatched data asset which along with world-class analytics and marketing capabilities, enables clients to accelerate their marketing activities and ROI. AIR MILES provides Collectors the flexibility and choice to use AIR MILES on aspirational rewards such as merchandise, travel, events or attractions or, instantly, in-store or online, through AIR MILES Cash at participating Partner locations. For more information, visit: airmiles.ca. Having celebrated the issuance of its 100 Billionth Mile in 2021, AIR MILES invites Canadians to visit the Program on Facebook, Instagram and Twitter.

BrandLoyalty provides winning loyalty campaigns by connecting high-frequency retailers, brand partners, and shoppers. BrandLoyalty changes shoppers’ behavior in high-frequency retail worldwide - both on a transactional and emotional level. Find out more via brandloyalty.com or on LinkedIn and YouTube.

More information about Loyalty Ventures can be found at loyaltyventures.com.

Caution Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results and future economic conditions, including, but not limited to, continuing impacts related to COVID-19, including variants, reductions in government economic stimulus, labor shortages, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries; changes in geopolitical conditions, including the Russian invasion of Ukraine; execution of restructuring plans and any resulting cost savings; loss of, or reduction in demand for services from, significant clients; loss of active AIR MILES® Reward Program collectors or greater than expected redemptions by the same; unfavorable resolution of

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pending or future litigation matters; disruption to operations due to the separation from our former parent or failure of the separation to be tax-free; our high level of indebtedness; increases in market interest rates; fluctuation in foreign exchange rates; new regulatory limitations related to consumer protection or data privacy limiting our services; and loss of consumer information due to compromised physical or cyber security.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section of both (1) our Form 10-K for the most recently ended fiscal year and (2) any updates in Item 1A, or elsewhere, in our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K or any updates thereto. Further risks and uncertainties include, but are not limited to, the execution of restructuring plans and any resulting cost savings. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, adjusted EBITDA and adjusted EBITDA margin. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance, liquidity and overall results of operations. The Company uses adjusted EBITDA as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets and the non-cash effect of stock compensation expense. In addition, adjusted EBITDA eliminates goodwill impairment, strategic transaction costs, which represent costs related to the separation, and restructuring and other charges. Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the Press Releases and Investor Relations sections on the Company’s website (www.loyaltyventures.com). No reconciliation is provided with respect to forward looking annual guidance as we cannot reliably predict all necessary components or their impact to reconcile these non-GAAP measures without unreasonable effort. The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies and are not identical to corresponding measures used in other various agreements or public filings.

Investor Contacts:
Lynn Morgen, ADVISIRY PARTNERSLoyalty Ventures Inc. Investor Relations Line

lynn.morgen@advisiry.cominvestorrelations@loyalty.com

+1.212.750.5800+1.972.338.4505

Loyalty Ventures Inc.

August 11, 2022

LOYALTY VENTURES INC.

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

	(in thousands, except per share amounts)
Revenues
Redemption, net	$96,951	$78,831	$181,927	$183,695
Services	65,290	67,215	129,073	133,438
Other	9,562	4,859	15,748	10,326
Total revenue	171,803	150,905	326,748	327,459
Operating expenses
Cost of operations (exclusive of depreciation and amortization disclosed separately below)	146,107	117,092	273,985	252,937
General and administrative	4,608	3,905	10,817	7,590
Depreciation and other amortization	8,612	8,977	17,737	17,571
Amortization of purchased intangibles	273	444	561	883
Goodwill impairment	422,922	—	422,922	—
Total operating expenses	582,522	130,418	726,022	278,981
Operating (loss) income	(410,719)	20,487	(399,274)	48,478
Interest expense (income), net	9,394	(113)	18,446	(182)
(Loss) income before income taxes and loss from investment in unconsolidated subsidiary	(420,113)	20,600	(417,720)	48,660
Provision for income taxes	21,787	6,090	23,162	15,074
Loss from investment in unconsolidated subsidiary – related party, net of tax	—	5	—	42
Net (loss) income	$(441,900)	$14,505	$(440,882)	$33,544

Net (loss) income per share:
Basic	$(17.95)	$0.59	$(17.92)	$1.36
Diluted	$(17.95)	$0.59	$(17.92)	$1.36

Weighted average shares:
Basic	24,612	24,585	24,605	24,585
Diluted	24,612	24,585	24,605	24,585

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August 11, 2022

LOYALTY VENTURES INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021

	(in thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$97,403	$167,601
Accounts receivable, net	255,000	288,251
Inventories, net	222,058	188,577
Redemption settlement assets, restricted	672,114	735,131
Other current assets	25,180	28,627
Total current assets	1,271,755	1,408,187
Property and equipment, net	70,081	79,959
Right of use assets - operating	91,810	99,515
Deferred tax asset, net	48,233	58,128
Intangible assets, net	2,316	3,095
Goodwill	191,189	649,958
Other non-current assets	24,553	24,885
Total assets	$1,699,937	$2,323,727
LIABILITIES AND (DEFICIENCY) EQUITY
Accounts payable	$93,057	$103,482
Accrued expenses	127,119	144,997
Deferred revenue	874,425	924,789
Current operating lease liabilities	8,881	10,055
Current portion of long-term debt	50,625	50,625
Other current liabilities	122,995	118,444
Total current liabilities	1,277,102	1,352,392
Deferred revenue	93,853	97,167
Long-term operating lease liabilities	95,935	103,242
Long-term debt	579,856	603,488
Other liabilities	19,978	20,874
Total liabilities	2,066,724	2,177,163
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 24,612 shares and 24,585 shares at June 30, 2022 and December 31, 2021, respectively	246	246
Additional paid-in-capital	271,296	266,775
Accumulated deficit	(496,265)	(55,383)
Accumulated other comprehensive loss	(142,064)	(65,074)
Total (deficiency) equity	(366,787)	146,564
Total liabilities and (deficiency) equity	$1,699,937	$2,323,727

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LOYALTY VENTURES INC.

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	June 30,
	2022	2021

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(440,882)	$33,544
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	18,298	18,454
Deferred income tax expense	7,142	2,579
Non-cash stock compensation	3,909	4,179
Goodwill impairment	422,922	—
Change in other operating assets and liabilities	(73,005)	31,816
Other	19,566	7,274
Net cash (used in) provided by operating activities	(42,050)	97,846

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets, restricted	12,040	(41,032)
Capital expenditures	(9,741)	(8,859)
Distributions from investment in unconsolidated subsidiary – related party	—	795
Net cash provided by (used in) investing activities	2,299	(49,096)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	6,000	—
Repayments of borrowings	(31,313)	—
Dividends paid to former Parent	—	(120,000)
Net transfers from former Parent	—	192
Net transfers from former Parent for Separation-related transactions	1,569	—
Other	(693)	—
Net cash used in financing activities	(24,437)	(119,808)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,966)	781

Change in cash, cash equivalents and restricted cash	(70,154)	(70,277)
Cash, cash equivalents and restricted cash at beginning of year	232,602	337,525
Cash, cash equivalents and restricted cash at end of year	$162,448	$267,248

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August 11, 2022

LOYALTY VENTURES INC.

UNAUDITED SUMMARY OF FINANCIAL HIGHLIGHTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change

	(in thousands, except percentages)
Segment Revenue:
AIR MILES Reward Program	$66,554	$71,937	(7)%	$132,262	$142,194	(7)%
BrandLoyalty	105,292	78,968	33	194,573	185,265	5
Corporate/Other	—	—	—	—	—	—
Eliminations	(43)	—	nm*	(87)	—	nm*
Total	$171,803	$150,905	14%	$326,748	$327,459	—%

Segment Adjusted EBITDA:
AIR MILES Reward Program	$31,576	$36,758	(14)%	$60,981	$73,209	(17)%
BrandLoyalty	(450)	(1,110)	(59)	(214)	4,597	(105)
Corporate/Other	(3,679)	(3,415)	8	(8,621)	(6,695)	29
Total	$27,447	$32,233	(15)%	$52,146	$71,111	(27)%

Key Performance Indicators (in millions):
AIR MILES reward miles issued	1,228.5	1,139.2	8%	2,293.3	2,250.8	2%
AIR MILES reward miles redeemed	1,232.8	800.3	54%	2,290.0	1,539.6	49%

* not meaningful

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August 11, 2022

LOYALTY VENTURES INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

	(in thousands)
Adjusted EBITDA:
Net (loss) income	$(441,900)	$14,505	$(440,882)	$33,544
Loss from investment in unconsolidated subsidiary – related party, net of tax	—	5	—	42
Provision for income taxes	21,787	6,090	23,162	15,074
Interest expense (income), net	9,394	(113)	18,446	(182)
Depreciation and other amortization	8,612	8,977	17,737	17,571
Amortization of purchased intangibles	273	444	561	883
Stock compensation expense	1,581	2,325	3,909	4,179
Goodwill impairment	422,922	—	422,922	—
Strategic transaction costs (1)	512	—	2,025	—
Restructuring and other charges (2)	4,266	—	4,266	—
Adjusted EBITDA	$27,447	$32,233	$52,146	$71,111

(1)	Represents costs associated with the separation, which were comprised of amounts associated with the Employee Matters Agreement.
(2)	Represents costs associated with termination benefits, asset impairments and other exit costs.